Exhibit 10.9
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE REDACTED TERMS HAVE BEEN BLACKENED IN THIS EXHIBIT AT THE APPROPRIATE PLACE.
RES Renewable Environmental Solutions, LLC
Sales Contract

Seller:	Renewable Environmental Solutions, LLC	Contract No. 0801
530 North Main Street
	Carthage, Missouri 64836	Contract Date: May 1.2008
(Effective Date)
Customer:	Dyno Nobel
17562 Gum Road
Carthage, Missouri 64836

Commodity:	Renewable Diesel Fuel.

Quantity:	Approximately 1 million gallons annually.

Contract Price:	$0.88/MMBtu below the then current spot market price for natural gas delivered to the Carthage facility (Customer’s Facility).

Signing Incentive:	During the period beginning on the Effective Date and continuing for ■ days, Contract Price shall be discounted an additional $■/MMBtu.

Early Delivery Option:	The Customer shall have the option to request delivery of fuel at any time after the Signing Date of this Contract. The Contract Price for all fuel delivered prior to the Effective Date and for a period of 60 days after the Effective Date shall be discounted an additional $0.15/MMBtu.

Pricing Basis:	Customer’s invoice for natural gas delivered to Customer’s Facility, including all applicable taxes and fees, if any.

Pricing Method & Adjustment:	Each delivered load will be invoiced at the Contract Price based on the Customer’s invoice price for natural gas for the prior month. Each month, all purchases for the prior month will be adjusted to “true-up” for the actual natural gas cost for the subject month.

Payment Terms:	Net 30 days for all Delivery Invoices.
True-up invoice amounts to be either added or deducted from the next applicable Delivery Invoice amount.

Delivery Terms:	Delivered to Customer’s Facility in accordance with delivery schedule to be provided by Customer.

Delivery Period:	Beginning on the Contract Date and continuing for two year.

RES Representative	Date	2/7/08

Accepted by Customer	Date	2-7-08

(Signing Date)

RES Renewable Environmental Solutions, LLC
Sales Contract Terms and Conditions
Contract No. 0801
Product.
Renewable Diesel Fuel supplied under this contract shall have the following specifications:

Minimum BTU/Gallon	124,000
Maximum Wt. Percent Sulfur	0.3
Term and Termination.
This Sales Contract commences on the Effective Date and shall continue for a period of two (2) years, subject to earlier termination as set forth below (the “Term”).
1.	Either Party may terminate this Sales Contract at any time without cause by giving the other Party at least ninety (90) business days’ prior written notice.

2.	Either Party may terminate this Sales Contract upon the other Party’s Default, as defined below, by giving written notice thereof to the defaulting party. Except as otherwise specifically provided herein, termination of this Sales Contract shall not relieve the parties of any obligation accruing hereunder prior to such termination. The term “Default” shall mean any of the following:
a.	Failure to comply with or to perform any provision or condition of this Sales Contract for five (5) business days after written notice to cure thereof; or

b.	Insolvency, inability to pay debts as they mature or being the subject of a petition in bankruptcy, insolvency or similar laws; or making an assignment for the benefit of creditors; or being named in, or having property which is subject to a suit for appointment of a receiver; or dissolution or liquidation; or

c.	Any warranty made in this Sales Contract is breached, false, or misleading in any material respect.
Limitation of Liability.
In no event shall Seller be liable for consequential or punitive damages arising from this Sales Contract.
Force Majeure.
Neither party shall be liable to the other party for any loss, delay or failure to perform resulting directly or indirectly from acts of God, war or terrorism, governmental acts or omissions, disease, illness, outbreak or plague, supply shortage, fires, floods, riots, strikes or other circumstances beyond either party’s reasonable control. In the event of a force majeure occurrence, the disabled party shall make all reasonable efforts to remove such disability within 30 days of giving notice of such disability. During such period, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled party hereunder. If the disability continues for more than 10 days after the cessation of the reason for such disability, either party shall have the right to terminate this Sales Contract without cause as set forth in the Section entitled Term and Termination.

RES Renewable Environmental Solutions, LLC
     Sales Contract Terms and Conditions — Cont’d.
Contract No. 0801
Choice of Law; Venue.
This Sales Contract, including any dispute or claim hereunder, shall be governed and construed in accordance with the laws of the State of Missouri without reference to the choice of law provisions of any state. Further, the parties agree that any and all actions or proceedings arising from or relating to this Sales Contract shall be brought in the Circuit Court for the County of Jasper, Missouri, or the United States District Court for the Western District of Missouri, and hereby consent to personal jurisdiction of such courts for any such action or proceeding.
Green Premiums or Credits.
It is believed that there are Green Premiums or Credits (“Premiums or Credits”) available for renewable fuel oil. Customer agrees to and shall work with Seller to monetize any Premiums or Credits and agrees to and shall remit to Seller within thirty (30) days of receipt the sum equal to fifty (50) percent of all Premiums or Credits received. Without specific approval by the Customer, this provision shall not obligate the Customer to any administrative or legal tasks or fees.
Termination Provision
Relating to Early Signing.
Whereas this Sales Contract has been executed by the Buyer prior to obtaining all necessary regulatory authority to burn the subject fuel, Seller hereby agrees that should the Buyer, for any reason, fail to obtain all necessary regulatory authority to burn the subject fuel at the Carthage plant, then the Buyer shall have the right, at his sole discretion, to cancel this contract on or before the Effective date, with no obligation of any type to accrue to the Seller.